Exhibit 10.23

OPTION AGREEMENT

(Director)

THIS OPTION AGREEMENT (Director), effective as of the Grant Date (as defined in paragraph 1), by and between the Participant (as defined in paragraph 1) and Sky Financial Group, Inc. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the Amended and Restated 1998 Stock Option Plan for Directors (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been recommended by the committee administering the Plan (the “Committee”) and approved by the Board of Directors to receive a Non-Qualified Stock Option award under the Plan;

NOW, THEREFORE, IT IS AGREED by and between the Company and the Participant, as follows:

1.  Terms of Award.    The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

a.  The “Participant” is                             .

b.  The “Grant Date” is                             .

c.  The number of “Covered Shares” is              shares of Stock.

d.  The “Exercise Price” is $             per share.

Other terms used in this Agreement are defined in paragraph 7 or elsewhere in this Agreement.

2.  Award and Exercise Price.    The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of common stock of the Company, without par value per share (the “Stock”) at the Exercise Price per share as set forth in paragraph 1. The number of Covered Shares and the Exercise Price shall be adjusted in the event of a stock dividend, stock split or similar distribution. The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.

3.  Vesting Period.    Subject to the limitations of this Agreement, the Option shall be fully vested on the Grant Date and shall be exercisable until the ten-year anniversary of the Grant Date.

4.  Expiration.    Subject to the terms of Section 6(f) of the Plan, the Option shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:

a.	the ten-year anniversary of the Grant Date;

b.	if the Participant’s Date of Termination occurs by reason of Retirement, the three year anniversary of such Date of Termination;

c.	if the Participant’s Date of Termination occurs by reason of death or Disability, the one year anniversary of such Date of Termination; or

d.	if the Participant’s Date of Termination occurs for reasons other than Retirement, death, Disability, or for cause, ninety days after the Date of Termination; or

e.	if the Participant’s Date of Termination occurs for cause (as determined by the Committee or the Board of Directors), on the Date of Termination.

5.  Method of Option Exercise.    Subject to the Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Company at its corporate headquarters prior to the Expiration Date. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock or attestation of the fact of ownership thereof acceptable to the Committee and having an aggregate Fair Market Value (valued as of the exercise date) equal to the amount of cash that would otherwise be required; or (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price. The Option may not be exercised with respect to fractional Covered Shares.

6.  Transferability.    Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

7.  Definitions.    For purposes of this Agreement, the terms listed below shall be defined as follows:

a.

Date of Termination.    The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not a director of the Company or any Subsidiary, regardless of the reason for the termination; provided that a termination shall not be deemed to occur by reason of a transfer of the Participant between the Board of Directors of the Company and the Board of Directors of a Subsidiary or between two Subsidiaries. If, as a result of a sale or other transaction, the company on which the Participant serves as a director ceases to be a Subsidiary (and is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination.

b.

Disability.    “Disability” will have the meaning set forth in any employment, consulting or other written agreement between the Company or a Subsidiary and the Participant. If there is no employment, consulting or other written agreement between the Company or a Subsidiary and the Participant, or if such agreement does not define Disability, “Disability” will mean the date on which the Participant becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, which shall be determined by the Committee on the basis of such medical or other evidence as it may reasonably require or deem appropriate.

c.	Retirement. “Retirement” of the Participant shall mean the occurrence of the Participant’s Date of Termination after age 70.

d.	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

e.	Subsidiary. The term “Subsidiary” means any company during any period in which it is a direct or indirect subsidiary of the Company.

8.  Heirs and Successors.    This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets or business. In the event of the Participant’s death prior to exercise of this Option, the Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by the Agreement and the Plan.

9.  Administration.    The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

10.  Plan Governs.    Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which is available on the Board website, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11.  Notices.    Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

12.  No Rights As Shareholder.    The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

13.  Amendment.    This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

Participant

Date:

Sky Financial Group, Inc.

By:
W. Granger Souder, Jr.
Executive Vice President

Date:

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